ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated November 18, 2014

UBS Equity Investor

investment guide

Trigger Phoenix

Autocallable Optimization Securities

UBS

Contents

03 Overview

04 How the securities work

08 An example investment

13 Key investment risks

15 Where to find additional information

16 Glossary

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Overview

UBS Equity Investor is a proprietary trading system that makes it possible for you and your financial advisor to design and trade customized structured investments on a same-day basis.

Trigger Phoenix Autocallable Optimization Securities (referred to as the securities) are one of the investments that can be built for you using UBS Equity Investor. These securities are debt securities issued by UBS AG that are designed to take advantage of range-bound markets for individual stocks (including American depositary shares) or exchange-traded funds (ETFs).

Trigger Phoenix Autocallable Optimization Securities are not a substitute for traditional fixed income investments.

Because an investment in a Trigger Phoenix Autocallable Optimization Security involves a significant risk of loss, it is important that you familiarize yourself with the features and risks of these investments before you invest. In this guide, you will learn about how these securities work and understand some of the terminology related to these securities. You can also walk through a hypothetical example of an investment in a security and read a summary of key investment risks.

This investment guide is just the first step in learning about Trigger Phoenix Autocallable Optimization Securities. At the end of the guide, you will find links to the prospectus supplement (including a sample final terms supplement), product supplement and base prospectus (collectively the base offering documents) for the securities, which you should read and understand prior to investing in any securities. You will also find instructions on how you can find additional information about the issuer of the securities, UBS AG.

When you are ready to proceed with your first investment or if you have any questions about these or other opportunities, please contact your UBS financial advisor.

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How the securities work

What are Trigger Phoenix Autocallable Optimization Securities?

Trigger Phoenix Autocallable Optimization Securities are unsubordinated, unsecured debt instruments issued by UBS AG (UBS). Like a traditional UBS debt instrument, any payment on a security is subject to the creditworthiness of UBS. However, unlike a traditional debt instrument, UBS is not necessarily obligated to repay the full principal amount of a security at maturity. Whether or not UBS repays the full principal amount of a security at maturity depends on the performance of the stock or ETF to which the security is linked (which is referred to as the underlying equity). Because the securities can have the same downside market risk as the underlying equity, if you purchase a Trigger Phoenix Autocallable Optimization Security, you are accepting the risk that you may lose all or a substantial portion of your investment at maturity.

Trigger Phoenix Autocallable Optimization Securities are not meant to be substitutes for traditional fixed income investments. In addition to the securities having downside market risk, UBS will not pay a fixed rate of interest on your securities. Instead, you have the potential to receive contingent coupon payments, as discussed below. In addition, UBS may automatically call your securities, depending on the performance of the underlying equity, also discussed below.

Under what circumstances is the contingent coupon paid?

On the trade date for your securities, the closing price of the underlying equity is observed. We refer to this price as the initial price. At the same time a coupon barrier is set—typically between 60% and 90% of the initial price.

On periodic observation dates, the closing price of the underlying equity is observed and, if it is equal to or greater than the coupon barrier, UBS will pay you the contingent coupon for that observation period. Otherwise, no contingent coupon is paid for that observation period. In addition, if the closing price of the underlying equity on any observation date is equal to or greater than the initial price, UBS will automatically call your securities and pay you the principal amount of the securities plus the contingent coupon otherwise due for that period. If the closing price of the underlying equity on each observation date is less than the initial price, your securities will not be called and at maturity you will receive an amount equal to or less than the principal amount, along with any contingent coupon otherwise payable for the final observation period, as described below.

How much is the potential contingent coupon?

Before you agree to purchase the Trigger Phoenix Autocallable Optimization Securities, you will receive a

Relationship between the trigger price, contingent coupon rate and selected factors

Factors that influence the trigger price and contingent coupon rate of your security

Contingent Implied volatil- Dividend rate of Market interest UBS

Trigger price coupon rate ity of equity equity rates creditworthiness

Trigger price n/a

Contingent

coupon rate ? n/a

This table is based on generalizations for ease of conceptual understanding. For the respective term or factor in each column, the arrow indicates the general relationship to the trigger price or contingent coupon rate, as applicable. An up-arrow indicates a generally positive relationship. A down-arrow indicates a generally negative relationship. E.g., a higher implied volatility for the underlying equity generally results in a lower trigger price or a higher contingent coupon rate for your security. The relationship between the trigger price, contingent coupon rate and the selected factors may vary in individual cases based on complex and interrelated political, economic, financial and other factors.

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Understanding the relationship between the closing price, the contingent coupon and the payment at maturity

The trigger price and coupon barrier

Trade date are set below the initial price The initial price is determined.

Closing price Trigger price/ coupon barrier Initial price

Observation dates If closing price < coupon barrier, the If coupon barrier ? closing price < If closing price ? initial price, UBS

(if not previously securities are not called and no initial price, the securities are not automatically calls the securities and called) contingent coupon is paid. called and UBS pays the pays the principal amount plus the contingent coupon. contingent coupon for the period.

Final valuation date If final price < trigger price, UBS If final price ? trigger price/coupon barrier, UBS repays the full principal

(if not previously pays the principal amount resulting amount per security at maturity plus the contingent coupon for the final called) in a loss proportionate to the decline period.

in the price of the underlying equity

from the trade date to the final

valuation date.

preliminary terms supplement that summarizes the terms of the securities, including the indicative contingent coupon rate. The contingent coupon rate is a per annum rate used to calculate the potential contingent coupon. The contingent coupon rate for each security will vary depending on a number of factors (including those set forth in the table on the previous page). Generally, a higher contingent coupon rate corresponds to a greater risk of loss at maturity.

What will UBS pay at maturity of the securities?

At maturity, if the securities have not been previously called, UBS’ payment to you will depend on the performance of the underlying equity relative to a predetermined trigger price. The trigger price for your securities is equal to the coupon barrier and is also set on the trade date at a price below the initial price of the underlying equity. The trigger price and coupon barrier are typically set at a price equal to 60% to 90% of the initial price. The trigger price for each security will vary depending on a number of factors (including those set forth in the table on the previous page). Generally, a higher trigger price corresponds to a higher contingent coupon rate, but also results in a greater risk of loss.

On the final valuation date for your security (typically five business days before the maturity date), UBS will observe the closing price of the underlying equity (which is referred to as the final price). Because the final valuation date is also the last observation date, if the final price is equal to or greater than the coupon barrier, UBS will pay you the contingent coupon per security for the final observation period along with the full principal amount per security at maturity. If the final price of the underlying equity is less than the trigger price and coupon barrier, UBS will pay you less than the full principal amount at maturity, resulting in a loss on your investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. In this scenario, UBS will not pay you the contingent coupon for the final observation period. Under no circumstances will you participate in any appreciation in the price of the underlying equity.

Because Trigger Phoenix Autocallable Optimization Securities are unsubordinated, unsecured debt obligations of UBS, all payments on the securities are subject to the creditworthiness of UBS. If UBS is unable to pay its obligations as they come due, you could lose some or all of your investment in the securities.

What underlying equities are available for the securities?

There are over 200 stocks and ETFs available for you to select as an underlying equity for your security. The preliminary terms supplement you receive will include a brief description of the underlying equity selected, along with instructions on how to find additional information about the underlying equity.

How much do the securities cost?

The issue price and principal amount of each Trigger Phoenix Autocallable Optimization Security is $10.00. The issue price includes all fees payable on the security, as discussed below. The securities are subject to minimum issue size and individual purchase amount requirements, as discussed below and in the base offering documents.

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What are the fees associated with the securities?

The fees associated with the securities include a sales concession paid to UBS Financial Services Inc., which pays your financial advisor, as well as the costs and potential profit to UBS for issuing and hedging its obligations under the securities. These fees are embedded in the issue price that you pay for the securities and are reflected in the terms of the security. Once the terms of the security are set, these fees do not reduce the contingent coupon you may receive or the payment at maturity of the securities, but they may affect the price of the securities prior to maturity.

What if I want to sell the securities before maturity?

. the securities are designed to be held to maturity or until called, you may be able to sell your securities back to UBS prior to maturity. The price that you receive for your security may be more or less than the principal amount of your security and may be less than the principal amount even if the underlying equity price is equal to or greater than the trigger price. Please keep in mind that UBS is not obligated to make a market for your securities and you may not be able to sell your securities prior to maturity. Therefore, you should be prepared to hold your securities to maturity.

What happens if there is a stock split or a merger?

For stock splits, mergers or other corporate actions relating to the underlying equity, the calculation agent for the securities will generally make an adjustment to the initial price, the trigger price, the final price and/or to the underlying equity. The type of adjustment will depend on the type of corporate action that has occurred and, in some cases, no adjustment may be made. The base offering documents for the securities describe some of the corporate actions that may occur and some of the adjustments that may occur. The purpose of any adjustment by the calculation agent is generally to offset any change in the economic position of the investors and UBS from the corporate action. If a corporate action occurs and the calculation agent does not make any adjustment, the market value of your securities and the payment at maturity may be negatively affected. Because the calculation agent for the securities is an affiliate of UBS, the calculation agent may have a conflict of interest in determining whether and how to make any adjustments.

What are the expected tax consequences of investing in the securities?

The base offering documents for the securities will contain a tax disclosure describing the expected U.S. federal income tax consequences of investing in the securities. The tax consequences are complex and uncertain. As a reminder, UBS and its employees do not provide tax advice. You should consult with your tax advisor prior to investing in any securities.

As described in the base offering documents, UBS expects to treat the securities for tax purposes as a pre-paid derivative contract with respect to the underlying equity. In addition, any contingent coupon that is paid by UBS including on the maturity date or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. The Internal Revenue Service could assert a different tax treatment for the securities, which could require you and UBS to treat the securities differently than described in the base offering documents.

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Investment summary

Potential contingent coupon

UBS will pay a contingent coupon after each observation date on which the closing price of the underlying equity is equal to or greater than the coupon barrier. If on any observation date the closing price of the underlying equity is equal to or greater than the initial price, UBS will automatically call the securities and repay the principal amount plus pay the contingent coupon for the preceding observation period. However, you will not participate in any appreciation in the price of the underlying equity.

Downside equity market risk

If the securities are never called and the final price of the underlying equity is less than the trigger price, UBS will not repay the full principal amount of your securities at maturity. In that case, UBS will pay you less than the full principal amount at maturity, and you will have a loss that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date.

Additional considerations

You will be subject to the creditworthiness of UBS for all payments under the securities. There may be limited or no liquidity for the securities. The tax consequences of investing in the securities are complex and uncertain. Please see the risk section of this investment guide and the base offering documents for additional important considerations.

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An example investment

In this section of the investment guide, we provide an example of a hypothetical investment in the Trigger Phoenix Autocallable Optimization Securities. This example is for illustrative purposes only. The actual terms and conditions for any security you purchase will be included in the preliminary terms supplement that you will receive prior to investing in the security.

1) Select an underlying equity

You and your financial advisor can select an underlying equity for your security from a list of over 200 stocks and ETFs. Many investors use different strategies in determining which underlying equity to select (see the table below for a discussion of some of these strategies).

For purposes of this example investment, we will use a fictional underlying equity for your security: XYZ underlying equity.

2) Select an observation frequency for your security

You have the flexibility to choose the maturity for your securities, which can be between 1 and 2 years, with 3-month increments in between. You can also select the frequency of the observation dates. The observation dates can be monthly, bi-monthly, quarterly, semi-annually or a single observation on the final valuation date. The more frequent the observation dates, the lower the contingent coupon will be for each observation period. More frequent observation dates also increase the chances that your security gets automatically called earlier during the term of the securities, after which you will not receive any further payments. You may want to select more frequent observations when you have a shorter term range-bound view of the underlying equity and less frequent observation dates when you have a longer term range-bound view of the underlying equity.

For purposes of this example investment, we will assume that you selected a maturity of one year and quarterly observation dates.

Sample strategies for selecting an underlying equity

Investment goal Underlying equity selection Considerations

Outperform the Range-bound or “neutral” rated equities There is no guarantee that the price of the equity will underlying equity (i.e., equities you expect will remain relatively not appreciate by more than the contingent coupons flat) you receive, resulting in underperformance

Generate a contingent Bullish or “buy” rated equities There is no guarantee that the price of the equity will coupon while reducing (i.e., equities you believe are undervalued or that not close below the trigger price on the final valuation the risk of loss you expect will appreciate significantly) date, resulting in a loss on your investment

There is no assurance that the indicated investment goal will be achieved. Investors may lose all or a substantial portion of their investment in the securities. Investors will not participate in any appreciation of the underlying equity during the term of the securities, and the securities may underperform a direct investment in the underlying equity.

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3) Select the trigger price or the contingent coupon rate for your security

You need to select either the trigger price or the contingent coupon rate for your security. The trigger price (and therefore also the coupon barrier) can be set anywhere from 60% to 90% of the initial price of the underlying equity. The contingent coupon rate for the security has no pre-set limits but contingent coupon rates between 10% and 20% per annum are common.

Your financial advisor will use UBS Equity Investor to solve for the final parameter of your security. If you selected the contingent coupon rate, your financial advisor will solve for

.

(and therefore the coupon barrier), your financial advisor will solve for the indicative contingent coupon rate. Please note, the trigger price will always equal the coupon barrier.

For purposes of this example investment, we will assume that you selected a trigger price and coupon barrier equal to 80% of the initial price of the underlying equity. We will also assume that your financial advisor solved for an indicative contingent coupon rate range of between 10.00% and 14.00% per annum (a contingent coupon of between 2.50% and 3.50% per quarter).

4) Agree on indicative terms and review the preliminary terms supplement

If you are satisfied with the parameters for your security, your financial advisor will e-mail you a preliminary terms supplement summarizing the key terms, conditions and risks for your security. This document will supplement the base offering documents found toward the end of this guide. In the preliminary terms supplement, either the contingent coupon rate or the trigger price (and therefore the coupon barrier) will be represented by an indicative range (depending on which parameter your financial advisor solved for).

For purposes of this example investment, we will assume that the preliminary terms supplement shows a range on the contingent coupon rate of between 10.00% and 14.00% per annum, equal to a contingent coupon of between 2.50% and 3.50% per each quarterly observation period.

If you want to receive the top end of the contingent coupon rate range or bottom of the trigger price range your financial advisor solved for, you must confirm your order within 20 minutes of when your financial advisor generated the indicative terms. Otherwise, the final parameter will be set within the indicated range after you confirm your order with your financial advisor based on market conditions at that time.

For purposes of this example investment, we will assume that you do not confirm your order within 20 minutes of when your financial advisor generated the indicative terms and that the contingent coupon rate will be set within the indicated range after you confirm your order.

5) Confirm your order with your financial advisor

The deadline for your financial advisor to generate terms and send you the preliminary terms supplement is 2pm Eastern time. The deadline to place an order is 3pm, Eastern time, on the same day you receive the preliminary terms supplement for your security. This day will become the trade date for your security. Because you have a limited amount of time to review the preliminary terms supplement and accept the terms of your security, you should carefully review the base offering documents and be comfortable with the features and risks of Trigger Phoenix Autocallable Optimization Securities prior to considering your first transaction.

The minimum issue size for creating a security is $100,000, while the maximum issue size is $4 million. When deciding how much to invest in any individual security, consider your market exposure to the underlying equity and your overall credit exposure to UBS. Generally, you should not invest more in a security than you would be willing to invest directly in the underlying equity. You should also consider your credit exposure to UBS across your entire portfolio and whether an investment in the securities might cause you to be overly concentrated in UBS credit risk.

For purposes of this example investment, we will assume that you confirm an order with your financial advisor to invest $100,000 in the security.

6) The final terms for your security are set

The initial price of the underlying equity will be set equal to the closing price of the underlying equity on the trade date. The trigger price and coupon barrier will be set below the initial price as indicated in the preliminary

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Hypothetical security terms

Issuer UBS AG

Maturity 1 year Selected by you.

Observation frequency Quarterly Selected by you.

Underlying equity XYZ common stock Selected by you.

Total principal amount $100,000 Selected by you.

Principal amount $10.00 per security

Initial price $25.00 per security The closing price of the underlying equity on the trade date.

Trigger price $20.00 Equal to 80% of the initial price as selected by you.

Coupon barrier $20.00 Equal to the trigger price.

Contingent coupon rate 12% per annum (3.00% contingent Within the range indicated in the preliminary terms coupon per quarter) supplement.

terms supplement. The contingent coupon rate will be set within the range indicated in the preliminary terms supplement. These final terms for your security will be e-mailed to you in a final terms supplement.

For purposes of this example investment, we will assume that the initial price of the underlying equity is $25.00, the trigger price and coupon barrier are $20.00 (80% of $25.00) and the contingent coupon rate is set within the range indicated in your preliminary terms supplement at 12.00% per annum (equivalent to 3.00% per quarterly observation period).

7) The value of your security prior to maturity

You should be prepared to hold your securities to maturity. If you wish to sell your securities prior to maturity, you should be aware that the value of your securities will fluctuate based on a number of factors, including the performance of the underlying equity, time remaining to maturity, the implied volatility of the underlying equity, dividends paid on the underlying equity, market interest rates, the creditworthiness of UBS and the fees embedded in the price of your securities.

Generally, you should not expect upside movements in the underlying equity to coincide with similar movements in the value of the securities due to limitations on your return potential from the contingent coupon and other factors. On the other hand, declines in the price of the underlying equity may have a significantly negative effect on the value of your securities. Prior to maturity, the market value of your securities may be significantly less than the principal amount even if the price of the underlying equity is equal to or greater than the trigger price. UBS expects to maintain a market in its securities for clients who wish to sell their securities prior to maturity. However, UBS is under no obligation to repurchase your securities, and the price you receive from UBS may be at a discount to the market value of your securities. Because you may not be able to sell your securities prior to maturity, you should be prepared to hold your securities to maturity. If you are able to sell your securities prior to maturity, you may incur a substantial loss even if the price of the underlying equity is equal to or greater than the trigger price at that time.

8) The payment upon quarterly observation dates and at maturity

The return on your securities will depend on whether the closing price of the underlying equity on each observation date is equal to or greater than the coupon barrier or initial price. If not previously called, the return on the securities depends on whether the final price of the underlying equity on the final valuation date is below the trigger price. Please remember that any payment on a security, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS is unable to repay its obligations when due, you may lose some or all of your investment in the securities.

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Scenario 1: The closing price of XYZ stock on the first observation date is $27.00 (an 8% increase from the initial price).

Because the closing price of XYZ stock on the observation is equal to or greater than the initial price, UBS will automatically call the securities and pay you the principal amount of the securities plus the contingent coupon for the first quarterly observation period, which is equal to 3.00%. You will receive a total of $10.30 per security (or $103,000 total), and the return on your investment would be 3.00%.

Scenario 2: On the first observation date, the closing price of XYZ stock is $18.00. On the second observation date,

. . observation date, the closing price of XYZ stock is $25.00.

On the first two observation dates, the closing price of XYZ stock is below the initial price and your securities are not called. In addition, you will not receive a contingent coupon payment for the first observation period because the closing price of XYZ stock on the first observation date was below the coupon barrier of $20.00. You will receive the contingent coupon of 3.00% for the second period, equal to $0.30 for each security (or $3,000 total). Following the third observation date, your securities will be called because the closing price of XYZ stock on that date is equal to the initial price. UBS will pay you the contingent coupon of 3.00% for the third period as well as your principal amount, equal to $10.30 per security (or $103,000 total). The return on your investment is 6.00%, which is equal to the two contingent coupon payments UBS has paid you.

Scenario 3: On all four quarterly observation dates, XYZ stock is below the initial price but above the coupon barrier. The final price of XYZ stock is $22.00 (a 12% decline from the initial price).

Even though the final price of XYZ stock is less than the initial price, the final price of XYZ stock is greater than the trigger price. In this scenario, UBS will repay the full principal amount of the security at maturity ($10.00 per security or $100,000 total). In addition, because XYZ stock is above the coupon barrier on each quarterly observation date, you receive all four contingent coupon payments, each equal to $0.30 per security ($3,000 total per observation period). The return on your investment is

. , payments UBS has paid you.

Scenario 4: On each of the four quarterly observation dates, the closing price of XYZ stock is below $20.00. The securities were not called prior to maturity and the final price of XYZ stock is $15.00 (a 40% decline from the initial price).

Because the closing price of XYZ stock is below the coupon barrier on each of the four quarterly observation dates, you do not receive any contingent coupon payments. In addition, because the final price of XYZ stock is less than the trigger price, you will be exposed to the full decline in the underlying equity and UBS will repay less than the full principal amount at maturity ($6.00 per security or $60,000 total). You would have lost 40% of your investment.

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Hypothetical payout on your $100,000 investment

If not previously called:

4th observation date/

1st observation date 2nd observation date 3rd observation date Final valuation date

Closing Payment on

price Payment* Payment* Payment* maturity date*

… ……… …

$30.00 $103,000 $103,000 $103,000 $103,000

$29.00 $103,000 $103,000 $103,000 $103,000

$28.00 $103,000 $103,000 $103,000 $103,000

$27.00 $103,000 $103,000 $103,000 $103,000

$26.00 $103,000 $103,000 $103,000 $103,000

Initial price* $25.00 $103,000 $103,000 $103,000 $103,000

$24.00 $3,000 $3,000 $3,000 $103,000

$23.00 $3,000 $3,000 $3,000 $103,000

$22.00 $3,000 $3,000 $3,000 $103,000

$21.00 $3,000 $3,000 $3,000 $103,000

Trigger price/coupon barrier $20.00 $3,000 $3,000 $3,000 $103,000

$19.00 not called not called not called $76,000

$18.00 not called not called not called $72,000

$17.00 not called not called not called $68,000

$16.00 not called not called not called $64,000

$15.00 not called not called not called $60,000

… not called not called not called …

$0.00 not called not called not called $0

* The securities will be called if the closing price of the underlying equity on an observation date is equal to or greater than the initial price. Once called, you will not receive any further payments on the securities.

Summary

Trigger Phoenix Autocallable Optimization Securities provide an investment opportunity for range-bound markets, but investors must be willing to accept the downside market risk of individual equities. Therefore the securities are not meant to be substitutes for traditional fixed income investments. By using UBS Equity Investor, your financial advisor can custom-design Trigger Phoenix Autocallable Optimization Securities for you across a broad range of parameters to help you meet your investment goals. However, investing in Trigger Phoenix Autocallable Optimization Securities involves significant risks and considerations that you should understand. We discuss some of these key investment risks in the next section of this guide.

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Key investment risks

Investing in Trigger Phoenix Autocallable Optimization Securities involves significant risks. Below, we summarize some of the key risks. However, prior to investing in any securities, you should carefully review the more detailed discussion of risks in the base offering documents (available toward the end of this guide) and in the preliminary terms supplement you receive from your financial advisor.

Issuer credit risk

Trigger Phoenix Autocallable Optimization Securities are unsubordinated, unsecured debt obligations of UBS AG. Any payment on a security, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal, is subject to the creditworthiness of UBS. If UBS is unable to pay its obligations as they come due, you may lose some or all of your investment in your security.

Risk of loss

You may be exposed to the downside market risk of the underlying equity and may lose all or a substantial portion of your investment depending on how much the underlying equity declines. Generally, the higher the contingent coupon rate is on a security, the greater the risk of loss will be on the security.

Potential returns are limited

Potential returns are limited to the contingent coupon rate and the number of observation dates on which a contingent coupon is payable. You may not receive any contingent coupons and you will not participate in any appreciation of the underlying equity, even though you will be subject to the risk of a decline in the price of the underlying equity.

Call risk / Reinvestment risk

If the securities are called before maturity, you may not be able to reinvest in similar securities with similar terms.

Fair value considerations

The issue price you pay for the securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, UBS will determine the estimated initial value of the securities by reference to its internal pricing models and it will be set forth in the relevant final terms supplement. You will also receive an indicative range for the estimated initial value in the preliminary terms supplement. These pricing models incorporate, among other variables, an internal funding rate that is typically lower than the rate UBS pays on conventional debt of a similar term. Use of an internal funding rate generally reduces the economic value of the securities and may adversely affect any secondary market pricing on the securities.

Performance prior to maturity

In addition to the performance of the underlying equity, fees embedded in the issue price of a security and market factors that influence the price of bonds and options generally will also influence the value of a security prior to maturity. Therefore, the market value of a security prior to maturity may be less than its issue price even if the underlying equity has increased and may be substantially different than the payment expected at maturity. You must hold your security until automatically called or to maturity to receive the stated payout, including any repayment of principal.

No guarantee of liquidity

No offering of the securities will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the securities may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your securities prior to maturity could be at a substantial discount from the issue price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

No dividends or voting rights

In owning a security rather than owning the underlying equity directly, you give up certain benefits associated with direct ownership. If the underlying equity pays a dividend, that dividend will not be paid out to you. You also will not have voting rights that direct owners may have.

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Potential conflicts

UBS and its affiliates may play a variety of roles in connection with a security, including acting as calculation agent and hedging UBS’ obligations under the security. In performing these duties, the economic interests of the calculation agent and other UBS affiliates may be adverse to your interests as a security investor. Additionally, our affiliates will derive compensation from sales of the securities.

Taxation

The tax treatment of a security is complex. The offering documents contain a tax disclosure discussing the expected federal income tax consequences of investing in a security. Significant aspects of the tax treatment of a security may be uncertain. UBS Financial Services Inc. and its employees do not provide tax advice. You should consult your own tax advisor about your own tax situation before investing in any securities.

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Where to find additional information

For additional information about UBS AG, the issuer of the securities, please visit the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. You can also find additional information at www.ubs.com/investors.

The base offering documents for Trigger Phoenix Autocallable Optimization Securities consist of the prospectus supplement (including a sample final terms supplement), product supplement and base prospectus. The base offering documents are available by clicking on the links below.

Base offering documents for Trigger Phoenix Autocallable Optimization Securities: http://www.sec.gov/Archives/edgar/data/1114446/000119 312514414198/d818843d424b2.htm

Your financial advisor can also send you physical copies of these documents free of charge.

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Glossary

Calculation agent

UBS Securities LLC is the calculation agent for the securities. The calculation agent may have considerable discretion in calculating the amounts payable in respect to the securities, and you should be aware of potential conflicts of interest between the calculation agent’s role and your interest as a holder of the securities prior to making an investment.

Contingent coupon rate

The contingent coupon rate is a per annum percentage that expresses the rate at which the potential contingent coupon payments will be made.

Coupon barrier

The coupon barrier is the price at or above which the underlying equity must close on an observation date in order to receive a contingent coupon for the applicable observation period. The coupon barrier is always equal to the trigger price.

Final price

The final price is the closing price of the underlying equity on the final valuation date, as determined by the calculation agent

Final valuation date

The final valuation date is disclosed in the preliminary terms supplement you receive. The final valuation date may be subject to postponement if certain market disruption events occur.

Final terms supplement

The final terms supplement is the document that summarizes the final terms of your security and will be e-mailed to you on the trade date after the final terms for your security are set.

Initial price

The initial price is the closing price of the underlying equity on the trade date, as determined by the calculation agent. Since you must place your order before the market closes on the trade date, you will not know the exact initial price when you place your order, but it will be disclosed in the final terms supplement you receive.

Issue price

The issue price is the price you pay for your security. The issue price per security will be $10.00.

Implied volatility

Implied volatility is a forward-looking measure of an equity’s price variation that is derived from the market price of options on that equity.

Maturity date

The maturity date is the date on which UBS will pay you the cash you may be owed in accordance with the terms of your security if the security has not previously been called. UBS may also pay you the final contingent coupon payment on the maturity date. The maturity date will be disclosed in the preliminary terms supplement and is typically five business days after the final valuation date. The maturity date may be postponed if the final valuation date is postponed.

Observation date(s)

The date or dates on which the closing price of the underlying equity is observed to determine if your securities will be automatically called and if UBS will make a contingent coupon payment. The last observation date for your security is also the final valuation date.

Observation period(s)

An observation period is the period between two observation dates.

Preliminary terms supplement

The preliminary terms supplement is the document that summarizes the preliminary terms and conditions of your security as well as certain key risks. You must review and confirm the preliminary terms with your financial advisor before placing your order for your security.

Trade date

The trade date is the date on which you place your order for a security. On this date, the trade is executed and the initial price, contingent coupon rate and trigger price of your security are fixed.

Trigger price

A feature designed to potentially reduce some downside exposure to the negative returns of an underlying equity at maturity. The trigger price is a specified price of the underlying equity that is below the initial price set forth in the applicable final terms supplement.

Underlying equity

The underlying equity may be the common stock or American depository share of a specific company or the share of an ETF.

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UBS Financial Services Inc. is a subsidiary of UBS AG.

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

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